Exhibit 99.2

Double Eagle Petroleum Company

1675 Broadway, Suite 2200 Denver, Colorado, 80202· 1-303-794-8445 · Fax: 1-303-794-8451

Denver, Colorado — FOR 5:00 PM EST RELEASE

Date: March 13, 2013

Double Eagle Petroleum Co. Provides Niobrara Initial Production Rates and Update on Operations

Denver, Colorado – Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today that the Company’s Niobrara exploration appraisal well 41-12N had an initial 24 hour production rate of 467 barrels of oil equivalent (BOE). The production was composed of 70% 40 degree API oil and the rest natural gas. The aforementioned initial production rate does not include any potential production from the deeper Frontier and Dakota gas formations, which have already been perforated and fraced. The Company is awaiting additional permitting to begin production from these deeper gas formations. Currently, the Company is installing a pumping unit on the well. As an appraisal well, the Company performed numerous downhole tests during drilling and completion to better understand the characteristics of the various formations. Investors are cautioned that, while the Company is pleased by the initial 24 hour rate, the sustainable rate of production will not be known until the well has produced for a longer period. The 41-12N well is the only Niobrara production well within approximately 25 miles and is near two Company-operated Dakota producing gas wells that may be candidates for recompletions in the Niobrara. The Company owns approximately 95% interest in the 41-12N well. The Company currently has approximately 37,000 net acres (69,000 gross acres) in the Atlantic Rim area.

Production for 2012

For the year ended December 31, 2012, the Company realized production of 10.5 Bcfe as compared to 9.3 Bcfe for the same prior year period, a 13% increase. For additional information regarding 2012 production and financial results, see the Company’s additional press release issued today.

Main Fork Unit Exploration Update

The Company and its partners continue to make progress on obtaining required permits and approvals for the field development plan and to perform 3-D seismic over certain parts of the Main Fork Unit in Utah. Currently, the plan calls for the seismic shoot to occur in the summer of 2013.

Developing Activities

Double Eagle continues to aggressively pursue strategic mergers and asset acquisitions that management believes will improve shareholder value. The Company is also assessing all its non-operated production and undeveloped acreage to evaluate opportunities for joint venture, pooling of interests, farm outs or dispositions.1

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 98% of its production and reserves. The Company currently has development activities and opportunities in its Atlantic Rim coal bed methane and in the Pinedale Anticline in Wyoming. Also, exploration potential exists in its Niobrara acreage in Wyoming and Nebraska, which totals over 72,000 net acres.

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Cautionary Statements

Initial production rates are useful in confirming the presence of hydrocarbons; however, such rates are not necessarily indicative of performance of the relevant well or of ultimate recovery of hydrocarbons. The initial production rates are estimated based on limited data available at this time. Additionally, such rates may also include recovered “load oil” fluids used in well completion stimulation. Readers are cautioned not to place reliance on such rates in calculating the aggregate production from the well or for the Company.

This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, adverse changes in production from the Niobrara exploration appraisal well 41-12N, delays in permitting for or completion of wells and lack of production from other formations identified for the appraisal well, lack of success of the Company or other companies in exploration, development or drilling activities in areas in or near the areas which the Company has interests, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303) 794-8445

www.dble.com